EXHIBIT 10.2
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is entered into and effective as of October 18, 2006 (the “Effective Date”) by and between AmericanWest Bank, a Washington state-chartered bank (“Bank”; the term “Bank” includes, unless the context indicates otherwise, the Far West Bank division of AmericanWest Bank), and H. Don Norton (“Employee”).
RECITALS
WHEREAS, Bank desires to employ Employee, and Employee desires to accept employment, as the Regional Director for the state of Utah; and
WHEREAS, Bank and Employee each desire to formalize the employment relationship by entering into this Employment Agreement;
NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
The parties agree as follows:
1.	Definitions; Construction. Defined terms used in this Agreement are capitalized. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

2.	Employment; Title. Bank hereby employs Employee, and Employee hereby accepts employment with Bank, upon the terms and conditions set forth in this Agreement. Employee’s title shall be “Regional Director” of Bank’s Far West Bank division (“FWB”) and of Bank in the state of Utah.

3.	Term of Employment. The term of this Agreement (“Term”) is two years, commencing on the Effective Date of the merger between Bank and Far West Bank of Provo, Utah (the “Merger”). In the event such merger is not finally consummated, this Agreement shall not go into effect.

4.	Duties. Employee will report directly to the President & Chief Executive Officer (“CEO”) of Bank, and will perform and discharge well and faithfully the duties that may be assigned to him from time to time by the CEO in connection with the conduct of Bank’s business. Employee will conduct himself so as to maintain and increase the goodwill and reputation of Bank and its business and abide by all codes of ethics or other professional duties applicable to Employee. In his capacity as Regional Director, Employee shall:
(a)	Serve as chairman of FWB’s regional board of directors;

(b)	Serve as a director of AmericanWest Bank;

(c)	Represent FWB at community events and with local business organizations (such as Rotary);

(d)	Monitor integration process relating to the Merger for any adverse employee or customer impacts;

(e)	Provide assistance to relationship managers with calling efforts on existing and prospective customers;

(f)	Develop new business prospect leads;

(g)	Provide leadership in communicating business changes incident to the Merger and its integration;

(h)	Serve as liaison with local shareholders of AmericanWest Bancorporation;

(i)	Assist with enhancement of FWB credit administration and underwriting, to be consistent with Bank standards by June 30, 2008;

(j)	Undertake efforts to retain at FWB the core deposit base of Far West Bank as of the Effective Date of the Merger;

(k)	Assist with workout efforts on problem loans;
and such other duties as may be assigned from time to time by Bank’s CEO.
5.	Extent of Service. Employee shall devote 32 hours per week to the business of Bank. The foregoing, however, shall not preclude Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments (subject to the limitations of Section 13) or from serving on the boards of directors of other entities, as long as such activities and services do not interfere or conflict with his responsibilities to Bank.

6.	Compensation.
(a)	Salary. Employee shall be paid a base salary at the monthly rate of $12,500, inclusive of all fees earned as a member of Bank’s Board of Directors or as a regional board member, payable in accordance with the standard payroll procedures of Bank but not less than monthly. Employee’s base salary may be increased annually, taking into consideration Employee’s performance for the most recent performance period and other relevant factors.

(b)	Incentive Programs. Employee shall be entitled to participate in any annual and longer-term incentive programs that are adopted by Bank and that cover senior executive officers.

(c)	Special First Year Incentive. Not later than 60 days following the first anniversary of the Effective Date of this Agreement, Employee shall receive a guaranteed incentive bonus as set forth in Exhibit “A” hereto, provided the conditions set forth therein are met.

(d)	Expenses. Employee shall be entitled to prompt reimbursement of all reasonable business expenses incurred by him in the performance of his duties during the Term, subject to the timely presentment of appropriate vouchers and receipts in accordance with Bank’s policies. Bank shall reimburse Employee for his monthly membership dues at the Riverside Country Club as part of his expense reimbursement.

(e)	Deferred Compensation. Employee may, at his option, defer income from all or part of his base salary and bonuses through a Deferred Compensation Plan that is acceptable to Bank, which acceptance shall not be unreasonably withheld.
7.	Employee Benefits. Employee shall be entitled to participate in employee benefit plans or programs (including but not limited to retirement plans) of Bank, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. In addition, Bank shall pay Employee a car allowance of $500 per month, payable semi-monthly, as a fixed allowance for use of his personal automobile.

8.	Vacation. Employee shall be entitled to vacation of four (4) weeks per year, at full salary, at the discretion of Employee and as time allows, so long as it is reasonable and does not jeopardize his responsibilities; provided, that at least once each year Employee must be absent from his duties with Bank for a period of at least ten (10) consecutive business days, all or any portion of which may be vacation leave. The length of vacation at any one time should not exceed two (2) weeks without the approval of the CEO.

9.	Surety Bond. Employee agrees to furnish all information and take any other steps necessary to enable Bank to obtain and maintain a fidelity bond conditioned on the rendering of a true account by Employee of all moneys, goods or other property which may come into the custody, charge or possession of Employee during the Term. The surety company issuing such bond and the amount of the bond must be acceptable to Bank. All premiums on the bond shall be paid by Bank. If Employee cannot personally qualify for a surety bond at any time during the Term, Bank may terminate this Agreement immediately and such termination shall be deemed to be a termination for Cause.

10.	Termination. Notwithstanding the provisions of Section 3, Employee’s employment may be terminated without any breach of this Agreement (provided that any required payments under Section 11 are duly made) under the following circumstances:
(a)	Death. This Agreement shall terminate upon Employee’s death.

(b)	Disability. If Employee becomes Disabled, Bank may terminate Employee’s employment hereunder by providing him written notice thereof, and such termination will be effective upon delivery of such notice.

(c)	Resignation. Employee may terminate his employment with Bank at any time by giving Bank two (2) months’ written notice thereof. Such termination will be effective on the earlier of the last day of the notice period or the last day on which Employee performs services for Bank.

(d)	Involuntary Termination Without Cause. Employee acknowledges that he will be an at-will employee of Bank during the Term and that Bank may terminate Employee’s employment at any time without cause by giving thirty (30) days’ written notice thereof to Employee. Employee’s employment shall terminate effective on the last day of the notice period or on such earlier date as Bank specifies in the notice.

(e)	Involuntary Termination for Cause. Bank may terminate Employee’s employment for Cause by giving Employee written notice of such termination and the reasons therefor. Employee’s employment shall terminate immediately upon receipt of the notice.
11.	Benefits on Termination of Employment. If Employee’s employment is terminated during the Term, Employee shall be entitled to receive payments and benefits as follows:
(a)	Death; Disability; Resignation; Termination for Cause.
          If Employee’s employment is terminated as a result of death, Disability, resignation or termination for cause, Employee shall receive:
(1)	his base salary through the date his employment terminates;

(2)	the pro rata portion of any incentive compensation earned but not yet paid, which shall be calculated in the ordinary course and paid in accordance with Bank’s standard payroll procedures; and

(3)	reimbursement of expenses described in Section 6(e) incurred but not yet reimbursed.
As used in this section and Section 10, “Disability” and “Disabled” means that Employee has been unable to perform the essential functions of his job under this Agreement, with or without reasonable accommodation, for a period of three (3) consecutive months as the result of his incapacity due to physical or mental illness.
(b)	Termination without Cause.
(1)	If Bank terminates Employee without cause, Employee shall receive:

(i)	Continued payment, in accordance with Bank’s standard payroll practices, of Employee’s then-current base salary from the effective date of termination through the remainder of the Term but not less than for a period of one (1) year;

(ii)	The pro rata portion of any incentive compensation earned but not yet paid, which shall be calculated in the ordinary course and paid in accordance with Bank’s standard payroll practices; and

(iii)	Reimbursement of expenses described in Section 6(e) incurred but not yet reimbursed.
          In addition, for the three (3) calendar months following the effective date of Employee’s termination without cause, Employee (and, where applicable, his dependents) shall be entitled to continue participation in the group insurance plans maintained by Bank, including life, disability and health insurance programs, as if he were still an employee of Bank. Where applicable, Employee’s salary for purposes of such plans shall be deemed to be equal to his annual salary in effect immediately prior to such termination. To the extent that Bank finds it not feasible to obtain coverage for Employee under its group insurance policies during such three (3) month period, Bank shall provide Employee with individual policies which offer at least the same level of coverage and which impose not more than the same costs on Employee. The foregoing notwithstanding, in the event that Employee becomes eligible for comparable group insurance coverage in connection with new employment, Bank’s obligation to provide coverage under this paragraph shall terminate immediately upon Employee’s eligibility for such coverage. Any group health continuation coverage that Bank is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) shall commence upon Employee’s election to participate therein at such time as coverage under this paragraph terminates, and continue for such period of time as allowed under the COBRA regulations. Employee acknowledges that COBRA coverage will be at his own cost and expense and that failure by him to submit timely payment of premiums therefor will result in cancellation of COBRA coverage. Employee’s rights under other employee benefit plans in which he may have participated will be determined in accordance with the written plan documents governing those plans.
(c)	No Other Payments or Benefits. Except as otherwise expressly provided in this Section 11 or as required by law, all of Employee’s employee benefits and compensation shall cease on the last day on which he performs services as an employee of Bank; provided, however, that those obligations assumed by Bank pursuant to Change in Control provisions in written agreements previously entered into between Employee and Far West Bank shall not be extinguished.
12.	Proprietary Information.
(a)	Employee agrees to comply fully with Bank’s policies relating to non-disclosure of Bank’s trade secrets and proprietary information and processes, including information regarding subsidiaries, affiliates, customers and prospective customers. Without limiting the generality of the foregoing, Employee will not, whether during or after his employment with Bank, disclose any such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except Bank) under any circumstances during or after his employment; provided, that after his employment ceases, this provision shall not apply to secrets, information and processes that are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without Bank’s consent).
(b)	Trade secrets, proprietary information, and processes shall not be deemed to include information which is:
(1)	publicly known (or becomes publicly known) without the fault or negligence of Employee;

(2)	received from a third party without restriction and without breach of this Agreement;

(3)	approved for release by written authorization of Bank; or

(4)	required to be disclosed by law; provided, however, that in the event of a proposed disclosure pursuant to this subdivision, Employee shall give Bank prior written notice before such disclosure is made.
(c)	Employee agrees that in the event that Employee’s employment terminates for any reason, Employee shall promptly deliver to Bank all property belonging to Bank, including all keys, pass cards, identification cards and all documents, equipment and materials of any nature pertaining to Employee’s employment with Bank. The obligations in this paragraph include the return of documents, equipment and other materials which may be in Employee’s desk at work, in Employee’s car or place of residence, or in any other location under Employee’s control.
13.	Noncompetition.
(a)	Participation in a Competing Business. While Employee is employed pursuant to this Agreement and for the longer of (i) one year following termination of his employment for any reason or (ii) the balance of the Term remaining, if any (such longer period of time being the “Restricted Period”), Employee will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, “founder,” employee, consultant or agent; provided, however, that Employee may acquire and passively own an interest not exceeding 3% of the total equity interest in a Competing Business.

(b)	No Solicitation. While Employee is employed pursuant to this Agreement and during the Restricted Period, Employee will not directly or indirectly solicit or attempt to solicit (1) any employees of Bank to leave their employment or (2) any customers of Bank to remove their business from Bank, or to participate in any manner in a Competing Business.

(c)	Employment Outside Utah. Nothing in this Section shall prevent Employee from accepting employment from a Competing Business which employment shall take place outside the state of Utah; provided, that Employee shall comply with the provisions of subdivision (b) of this Section 13 relating to solicitation of any employees or customers of Bank during the Restricted Period.

(d)	Competing Business. “Competing Business” means any financial institution or trust company (including without limitation, any start-up or other financial institution or trust company in formation) that competes or will compete with Bank.
14.	Enforcement.
(a)	Scope of Covenants. Bank and Employee stipulate that, in light of all of the facts and circumstances of the relationship between Employee and Bank, the agreements referred to in Sections 12 and 13 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Bank’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Employee and Bank request the court to reform these provisions to restrict Employee’s use of confidential information and Employee’s ability to compete with Bank to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

(b)	Injunctive Relief. Employee acknowledges that Bank will suffer immediate and irreparable harm that will not be compensable by damages alone if Employee repudiates or breaches any of the provisions of Sections 12 or 13 or threatens or attempts to do so. For this reason, under these circumstances, Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Bank will not be required to post a bond as a condition for the granting of this relief.

(c)	Adequate Consideration. Employee specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 12 and 13 and that Bank is entitled to require him to comply with those Sections. Sections 12, 13 and this Section 14 will survive termination of this Agreement. Employee represents that if his employment is terminated, whether voluntarily or involuntarily, Employee has experience and capabilities sufficient to enable Employee to obtain employment in areas which do not violate this Agreement and that Bank’s enforcement of a remedy by way of injunction will not prevent Employee from earning a livelihood.
15.	Miscellaneous.
(a)	Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(b)	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to Employee at his residence address as maintained on Bank’s records, or to Bank at its executive offices (care of the President & Chief Executive Officer), or such other address as either party shall notify the other in accordance with the foregoing procedure.

(c)	Force Majeure. No party shall be liable to any other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said party, including, but not limited to: acts of God; acts of the public enemy; terrorism; acts of the United States of America, or any State, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; strikes; or freight embargoes. Notwithstanding the foregoing provisions of this Section 16(c), in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the party claiming excusable delay.

(d)	Integration; Amendment. This Agreement comprises the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral, regarding Employee’s employment with Bank and all rights, privileges and benefits related thereto. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

(e)	Waiver. Failure or delay on the part of a party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by a party of a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent breach by such other party.

(f)	Savings Clause. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(g)	Authority to Contract. Bank warrants and represents that it has full authority to enter into this Agreement and to consummate the transactions contemplated hereby, and that this Agreement is not in conflict with any other agreement to which Bank is a party or by which it may be bound. Bank further warrants and represents that the individual executing this Agreement on its behalf has the full power and authority to bind it to the terms hereof and has been authorized to do so in accordance with its corporate organization.
(h)	Dispute Resolution.
(1)	Any controversy or claim between Bank and Employee arising from or relating to this Agreement or any agreement or instrument delivered under or in connection with this Agreement, including any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, shall, at the option of Employee or Bank, be submitted to arbitration, using either the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with the rules of either JAMS or AAA (at the option of the party initiating the arbitration) and Title 9 of the United State Code. Any such arbitration shall take place in Spokane, Washington. All statutes of limitations or any waivers contained herein which would otherwise be applicable shall apply to any arbitration proceeding under this Section 16(h). The parties agree that related arbitration proceedings may be consolidated. The arbitrator shall prepare written reasons for the award. Judgment upon the award rendered may be entered in any court having jurisdiction.

(2)	If any arbitration, legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
(i)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

(j)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(k)	Advice of Counsel. Before signing this Agreement, Employee either (i) consulted with and obtained advice from his independent legal counsel in respect to the legal nature and operation of this Agreement, including its impact on his rights, privileges and obligations, or (ii) freely and voluntarily decided not to have the benefit of such consultation and advice with legal counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day herein first above written.

EMPLOYEE

By	/s/	H. Don Norton

H. Don Norton

AMERICANWEST BANK

By	/s/	Robert M. Daugherty

Robert M. Daugherty
President and Chief Executive Officer

EXHIBIT “A”
Incentive Bonus
Employee shall be entitled to receive, not later than 60 days following the first anniversary (the “Anniversary Date”) of the Effective Date of this Agreement, the following incentive bonuses provided that the condition(s) relating to each such bonus are met:
1.	$20,000, provided that the average Quarter-End Figures (defined for purposes of this Exhibit “A” as the totals as of March 31, June 30, September 30 and December 31) over the 12 calendar month period immediately following the Effective Date of the merger of Far West Bank with and into Bank (the “Merger”) for core deposits of the Far West Bank division (the “FWB Division”) of AmericanWest Bank, divided in each case by the core deposits of Far West Bank immediately prior to the Merger, equals or exceeds 97%.

2.	$20,000, provided that the average Quarter-End Figures for the FWB Division over the 12 calendar month period immediately following the Effective Date of the Merger for the quotient of net loan charge-offs to total loans for each calendar month is less than 30 basis points.

3.	$20,000, provided that the average Quarter-End Figures for the FWB Division over the 12 calendar month period immediately following the Effective Date of the Merger for the quotient of nonperforming assets to total loans for each calendar month is less than 40 basis points.

4.	$20,000, provided that the average Quarter-End Figures for the FWB Division over the 12 calendar month period immediately following the Effective Date of the Merger for the quotient of Loan Delinquencies to total loans for each calendar month is less than 50 basis points.

5.	$20,000, provided that the average Quarter-End Figures for the FWB Division over the 12 calendar month period immediately following the Effective Date of the Merger for the quotient of credits graded at Sub-Standard or worse to total loans for each calendar month is less than 3%.